Form 10-K405, Exhibit 13
period 1995-06-30
COMPUTER DATA SYSTEMS INC
filed 1995-09-28
CIK 22989

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant(X)
Filed by a Party other than the Registrant( )

Check the appropriate box:
  (  )  Preliminary Proxy Statement
  (X)  Definitive Proxy Statement
  (  )  Definitive Additional Materials
  (  )  Soliciting Material Pursuant to section 240.14a-11(c) or section
240.14a-12

                           Computer Data Systems, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii),14a-6(i), or 14a-6(j)(2).
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
2)  Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
4) Proposed maximum aggregate value of transaction:

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 24, 1995


     The Annual Meeting of Stockholders of Computer Data Systems, Inc. ("CDSI") will be held at the Company's headquarters located at One Curie Court, Rockville, Maryland, on October 24, 1995 at 10:00 a.m., for the following purposes:

  1. To elect a Board of Directors comprised of eight persons to serve until the next Annual Meeting and until their successors are duly elected and qualified;

  2. To consider approval of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 1996; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.


     Only holders of shares of Common Stock of record on the books of the Company at the close of business on September 1, 1995 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.


     You are cordially invited to be present at the Annual Meeting. IF YOU CANNOT ATTEND, PLEASE EXECUTE AND MAIL PROMPTLY THE ENCLOSED FORM OF PROXY, USING THE ENCLOSED RETURN ENVELOPE.



                         By Order of the Board of Directors,

                         Donald E. Ziegler
                         Secretary






One Curie Court
Rockville, Maryland 20850

September 18, 1995

                           COMPUTER DATA SYSTEMS, INC.
                                 ONE CURIE COURT
                            ROCKVILLE, MARYLAND 20850


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 24, 1995


              INFORMATION CONCERNING SOLICITATION AND VOTING


General
-------

     The following information is submitted concerning the enclosed form of proxy and the matters to be acted upon under authority thereof at the Annual Meeting of Stockholders of the Company to be held on the 24th day of October 1995, commencing at 10:00 a.m., or at any adjournment thereof, pursuant to the accompanying notice of said meeting. The Annual Meeting will be held at the Company's headquarters located at One Curie Court, Rockville, Maryland 20850. The Company intends to mail this proxy statement and accompanying proxy to all stockholders entitled to vote at the Annual Meeting on or about September 18, 1995.

Solicitation and Revocability of Proxies
----------------------------------------

     The proxy is solicited on behalf of the Board of Directors of the Company. It may be revoked by the stockholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. The proxy shall be suspended if the stockholder shall be present at the meeting and elect to vote in person. Attendance at the meeting will not, by itself, revoke a proxy. Shares represented by proxies received will be voted. Where the stockholder has specified his choice with respect to the proposal to be acted upon, the shares will be voted in accordance with the specification so made, and in the absence thereof will be voted by the proxy holders as directed by management.

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies by facsimile, telephone or personal interview for which they will receive no additional compensation. In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the meeting to beneficial owners, and the Company will reimburse them for their reasonable expenses in so doing.

Voting Rights and Outstanding Shares
------------------------------------

     Only stockholders of record on the books of the Company at the close of business on September 1, 1995, will be entitled to notice of and to vote at the Annual Meeting. As of that date, there were 5,737,842 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote for each matter submitted to the stockholders for approval.

     A majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the Annual Meeting to constitute a quorum. Shares represented by properly executed proxies with respect to which a vote is withheld, an abstention is indicated, or a broker does not vote ("broker nonvotes") will be treated as shares that are present and entitled to vote for purposes of determining a quorum, but those shares will not be treated as having been voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Unless otherwise noted in this proxy statement, all matters to come before the meeting identified in the accompanying notice require the affirmative vote of a majority of those shares, present in person or by proxy and voting at the Annual Meeting, to be adopted, assuming that a quorum is present.

               INFORMATION WITH RESPECT TO CERTAIN STOCKHOLDERS

     The stockholders named in the following table are those known to the Company to be the beneficial owners of 5% or more of the Company's Common Stock. Unless otherwise indicated, the information is as of July 24, 1995. For purposes of this table, and as used elsewhere in this Proxy Statement, the term "beneficial owner" means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of a security or the power to dispose, or to direct the disposition of, a security. Except as otherwise indicated, the Company believes that each individual owner listed below exercises sole voting and dispositive power over their shares.

                                                           PERCENTAGE OF
                                AMOUNT OF BENEFICIAL       OUTSTANDING
NAME AND ADDRESS                 OWNERSHIP (SHARES)        COMMON STOCK
----------------                --------------------       -------------
FMR Corporation                      539,200    (1)            9.39%
82 Devonshire Street
Boston, Massachusetts  02109

Calvin S. Koonce                     445,106    (2)            7.76%
6229 Executive Boulevard
Rockville, Maryland  20852

Clifford M. Kendall                  353,934    (3)            6.16%
One Curie Court
Rockville, Maryland 20850

Dimensional Fund Advisors, Inc.      288,100    (4)            5.02%
1229 Ocean Avenue, Suite 650
Santa Monica, California 90401
__________________________________

(1) As reported on Schedule 13G, dated February 13, 1995. Includes sole dispositive power over 539,200 shares. FMR Corp. beneficially owns the shares through its wholly-owned subsidiary, Fidelity Management and Research Company ("Fidelity"), an investment adviser to several investment companies registered under the Investment Company Act of 1940 that own shares of CDSI (the "Fidelity Funds"). The Board of Trustees of the Fidelity Funds has the authority to vote or direct the voting of the shares under written guidelines established by the Board of Trustees of the Fidelity Funds. FMR Corp. through control of Fidelity, and each of the Fidelity Funds has sole power to dispose of shares held by the Funds. Mr. Edward C. Johnson, Chairman of FMR Corp., reported in the statement on
     Schedule 13G sole dispositive power with respect to the shares owned by FMR Corp.

(2) As reported on Schedule 13D, dated April 27, 1992. Number of shares adjusted to reflect the August 1993, 2-for-1 stock split effected in the form of a dividend.

(3) Includes 125,744 shares held by Mr. Kendall's spouse and 12,300 shares subject to acquisition by the exercise of options exercisable within 60 days.

(4) As reported on Schedule 13G, dated January 30, 1995. Includes sole voting and dispositive power over 179,400 and 288,100 shares, respectively.


                         ITEM 1:  ELECTION OF DIRECTORS

Nominees for Election
---------------------

     Eight directors, comprising the entire membership of the Board of Directors of the Company, are to be elected at the Annual Meeting. If elected, the directors will serve until the next Annual Meeting and until their successors are duly elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees shown below. Although it is not contemplated that any nominee will decline or be unable to serve as a director, in either such event, the proxies will be voted by the proxy holders for such other person as may be designated by the present Board of Directors.

     Each nominee for election is currently serving as a member of the Board and has previously been elected by the stockholders. The names of the nominees and certain information about them are set forth below. Except as indicated, the principal occupation for the past five years of each nominee is as listed below.

                                           PRINCIPAL
        NAME                               OCCUPATION                       ADDITIONAL INFORMATION
        ----                               ----------                       ----------------------
DR. RAYMOND B. HOXENG                      Retired                          Prior to his retirement in 1982,
Director since 1968                        Tampa, FL                        Dr. Hoxeng was involved in university
Age 76                                                                      and  hospital administration.  His
                                                                            earlier career was distinguished by
                                                                            accomplishments in industrial
                                                                            engineering and research.


CLIFFORD M. KENDALL                        Chairman of                      From 1970 to 1991, Mr. Kendall
Director since 1970                        the Board                        served as Chief Executive Officer
Age 64                                     of the Company                   of the Company.
Member-Executive Committee


HILLIARD W. PAIGE                          Retired                          Mr. Paige is a former President of
Director since 1974                        Washington, DC                   General Dynamics Corporation.
Age 75                                                                      Mr. Paige serves as a Director of The Member-
Executive,                                                                  Atlantic Council of the United States,
Audit/Compensation Committees                                               Washington, D.C.


ELMER B. STAATS                            Retired                          Mr. Staats is a former Comptroller
Director since 1981                        Washington, DC                   General of the United States.  Mr.
Age 81                                                                      Staats serves as Chairman of the
Member-Executive,                                                           Financial Accounting Standards
Audit/Compensation Committees                                               Advisory Board, Washington, D.C.



GORDON S. GLENN                            President and                    Mr. Glenn has served as President
Director since 1988                        Chief Executive                  and Chief Executive Officer since
Age 47                                     Officer                          July 1991.  From 1988 to 1991, Mr.
                                                                            Glenn served as President and Chief
                                                                            Operating Officer of the Company.



WYATT D. TINSLEY                           Executive                        Mr. Tinsley serves as the Company's
Director since 1988                        Vice President                   Chief Financial Officer.
Age 52



PAUL R. IGNATIUS                           Retired                          From 1987 to December 1993, Mr.
Director since 1991                        Washington, DC                   Ignatius served as the Chairman of
Age 74                                                                      the Board, Logistics Management
Member-Executive,                                                           Institute, Bethesda, MD.
Audit/Compensation Committees



JAMES A. PARKER                            President,                       Mr. Parker serves as President of
Director since 1991                        Jay Parker &                     the Lincoln Institute for Research
Age 58                                     Associates,                      & Education, Inc., a non-profit
Member-Executive,                          Washington, DC                   public policy organization in
Audit/Compensation Committees              (International                   Washington, D.C.
                                           Consulting Firm)




Meetings and Committees of the Board
------------------------------------

     The Company has standing Executive and Audit/Compensation Committees of the Board of Directors. The Board of Directors does not have a Nominating Committee. The Board of Directors of the Company held four meetings during the fiscal year ended June 30, 1995. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees on which they served. Overall attendance at such meetings was 97%.

     The Executive Committee has the power and authority of the Board of Directors and meets several times during the year in months when the Board of Directors does not meet. Messrs. Kendall, Paige, Staats, Ignatius and Parker serve on the Executive Committee. In the fiscal year ended June 30, 1995, the Executive Committee met four times.

     The Audit/Compensation Committee makes recommendations regarding the engagement of the Company's independent auditors, reviews the arrangement and scope of the audit, considers comments made by the independent auditors with respect to the adequacy of the Company's internal accounting controls, and reviews non-audit services provided by the firm. In addition, this committee reviews and approves (or recommends to the full Board) the annual salary, bonus and other benefits of senior management of the Company; reviews and makes recommendations to the Board relating to executive compensation and plans; and establishes, and periodically reviews, the Company's policy with respect to management perquisites. The Audit/Compensation Committee also presently serves as the committee of disinterested persons who administer the Company's 1991 Long-Term Incentive Plan. Messrs. Paige, Staats, Ignatius and Parker serve on the Audit/Compensation Committee. During the fiscal year ended June 30, 1995, the Audit/Compensation Committee met four times.


Compensation of Directors
-------------------------

     Directors who are employees receive no additional compensation for serving as directors. In the fiscal year ended June 30, 1995, non-employee directors received the following amounts for each meeting of the Board of Directors they attended: Dr. Hoxeng received $1,600 per meeting and Messrs. Paige, Staats, Ignatius, and Parker each received $1,000. Messrs. Paige, Staats, Ignatius, and Parker also received a retainer of $12,000 each in the fiscal year ended June 30, 1995, for services rendered as members of the Executive and Audit/Compensation Committees of the Board of Directors.

     In July 1995, the compensation for non-employee directors was adjusted. The fees paid to Dr. Hoxeng for attendance at Board meetings was increased to $2,000 per meeting. The monthly retainer paid to Messrs. Paige, Staats, Ignatius, and Parker for serving on the Executive and Audit/Compensation Committees was increased to $1,200 per month.

     Pursuant to the Company's 1991 Long-Term Incentive Plan (the "Plan"), non-employee directors of the Company also are granted stock options upon being named a director and thereafter on an annual basis. In the fiscal year ended June 30, 1995, each non-employee director was granted options to purchase 1,500 shares. The options become exercisable one year after the date of grant and expire five years from the date of grant.


                             EXECUTIVE COMPENSATION


Executive Officers
------------------

CLIFFORD M. KENDALL, age 64, has been with CDSI since its founding in 1968 and is currently the Chairman of the Board of Directors. From 1970 to 1991, Mr. Kendall served as Chief Executive Officer of the Company.

GORDON S. GLENN, age 47, has been the President and Chief Executive Officer of the Company since July 1991. From 1988 to 1991, Mr. Glenn served as President and Chief Operating Officer of the Company. Mr. Glenn joined CDSI in 1971.

WYATT D. TINSLEY, age 52, is currently Executive Vice President and the Company's Chief Financial Officer. Mr. Tinsley joined CDSI in 1969.

WILLIAM L. GRAY, age 49, is currently Executive Vice President of the Company's Systems Engineering Group. Mr. Gray joined CDSI in 1982.

MARY ANN MAYHEW, age 43, is currently Executive Vice President of the Company's Business Development Group. Ms. Mayhew joined CDSI in 1980.

THOMAS A. GREEN, age 49, is currently Executive Vice President of the Company's Enterprise Systems Group. Mr. Green joined CDSI in 1976.

EDWARD D. JOHNSON, age 41, is currently Senior Vice President of the Company's Professional Services Group. Mr. Johnson joined CDSI in 1981.

GORDEN E. DARNELL, age 57, is currently Senior Vice President of the Company's Technology Systems Division. Mr. Darnell joined CDSI in 1982.

DONALD E. ZIEGLER, age 46, is currently Treasurer and Secretary of the Company. Mr. Ziegler joined CDSI in 1982.

Report of the Audit/Compensation Committee on Executive Compensation
--------------------------------------------------------------------

     The Audit/Compensation Committee of the Board of Directors, which is composed of outside directors of the Company, is responsible for developing and recommending to the Board of Directors the Company's general compensation policies. The Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer (CEO), and determines the compensation to be paid to the executive officers. The Audit/Compensation Committee also is responsible for the granting of stock options to the executive officers and the administration thereof. The Audit/Compensation Committee has furnished the following report for fiscal year 1995:

Compensation Philosophy. The following general principles have been adopted by the Committee and represent the guidelines upon which compensation decisions are based. Executive compensation is designed to:

     Provide a competitive total compensation package that enables the Company to attract and retain key executives who demonstrate outstanding performance, technical expertise, business responsibility, personal integrity, and professionalism.

     Encourage cooperation and coordination among executives to meet the Company's long-term business objectives and strategy.

     Provide variable compensation that is directly linked with the financial performance of the Company and the achievement of increased stockholder value.

Executive Officer Compensation. The Company's executive compensation program consists of three main components: (i) annual base salary, (ii) annual incentive cash bonus, and (iii) equity participation. The executive officers, including the CEO, are eligible for the same benefits, including group health and life insurance and participation in the Company's Employee Retirement Plan, as are available generally to the Company's professional staff. The Company also provides whole life "split dollar" insurance policies on the lives of the executive officers. The Company is the beneficiary of the amount of its premiums paid with the remaining amounts payable to the officers' estates. The executives may elect, under certain circumstances, to convert the policy to an annuity based on the cash value less premiums paid. No other material perquisites are provided by the Company to any of its executive officers.

     The compensation policies that are administered by the Committee are further explained below:

Base Salary - Base salaries are competitive, but not excessive, assuring the Company the ability to attract and retain qualified officers yet maintain a relatively low cost structure for officer salaries. Base pay levels are reviewed annually and established through comparisons with other professional services firms of similar size and complexity.

Annual Incentive - Executive officers participate as a team in an incentive compensation program with awards based on the attainment of predetermined financial targets set annually by the Committee. For fiscal 1995, the targets were based on achieving certain Company pre-tax levels of income. The objective is to reward executives for meeting the predetermined targets and provide opportunities for above average earnings by attaining superior financial results for the Company and the stockholders.

Equity Participation - Non-qualifying stock option awards are granted annually based on performance and serve as an incentive to enhance stockholder value. Options are issued to executive officers, (as well as other line officers and key employees) who have substantial responsibility for the management and growth of the Company. Options granted are evidenced by an agreement setting forth the number of shares awarded, and such other terms and conditions as determined by the Committee. Options vest and become exercisable in annual installments of 25 percent of the shares covered by each grant commencing on the first anniversary of the grant date and expire in five years from the grant date. In setting the size of grants for the CEO and other executives, the Committee considers their position, individual performance, stock options presently held, and the total number of shares available for the issuance under the Company's stock option plans.

Compensation of the CEO.  Gordon S. Glenn has been President and CEO since
1991.  He served as President and Chief Operating Officer between 1988 and 1991.

     The amount of Mr. Glenn's annual salary is established by the Audit/Compensation Committee using the same criteria as discussed above for the executive officers. Mr. Glenn's annual salary for fiscal year 1995 was $208,231, which represents an increase of approximately 4% percent over his salary for the previous year.

     Mr. Glenn's annual incentive compensation payments are determined by the Committee based entirely on targets for the Company's pre-tax income. Mr. Glenn's cash award for fiscal year 1995 (shown in the Bonus column of the Summary Compensation Table) was determined based on the Company's exceeding the targets for 1995 pre-tax profits. Mr. Glenn was also awarded stock options intended to align his future rewards with the interests of the stockholders.



The Audit/Compensation Committee


Hilliard W. Paige   Paul R. Ignatius
Elmer B. Staats     James A. Parker

                           SUMMARY COMPENSATION TABLE

     The following table reports the compensation paid or accrued during the three fiscal years ended June 30, 1995, for each of the five most highly compensated CDSI executive officers.

                                                                                 LONG-TERM
                                           ANNUAL COMPENSATION                 COMPENSATION
                                           -------------------                 ------------
                               YEAR                               OTHER         SECURITIES
     NAME AND                  ENDED                              ANNUAL        UNDERLYING       ALL OTHER
PRINCIPAL POSITION             6/30      SALARY     BONUS      COMPENSATION     OPTIONS (#)   COMPENSATION(1)
------------------             -----     ------     -----      ------------     -----------   ---------------
CLIFFORD M. KENDALL            1995     $148,000   $148,000       -----            6,000         $17,242
Chairman of the Board          1994     $148,000   $148,000       -----            8,000         $15,329
                               1993     $148,000   $148,000       -----            8,000         $11,101


GORDON S. GLENN                1995     $208,231   $205,000       -----           30,000         $11,368
President and                  1994     $199,615   $195,000     $40,298(2)        40,000         $13,031
Chief Executive Officer        1993     $192,515   $185,000       -----           40,000         $ 7,419



WYATT D. TINSLEY               1995     $131,846   $130,000       -----            6,000         $10,739
Executive                      1994     $126,769   $124,000       -----            8,000         $ 9,749
Vice President                 1993     $122,930   $117,000       -----            8,000         $ 6,456



JUDITH M. KAHN                 1995     $126,846   $125,000       -----            6,000         $10,058
Executive                      1994     $121,769   $119,000       -----            8,000         $ 9,106
Vice President(3)              1993     $117,095   $112,000       -----            8,000         $ 5,997



WILLIAM L. GRAY                1995     $125,308   $123,000       -----            6,000         $ 9,824
Executive                      1994     $119,769   $117,000       -----            8,000         $ 9,027
Vice President                 1993     $115,840   $110,000       -----            8,000         $ 5,992

_________________________

(1) Amounts represent: (a) Company contributions to qualified and non-qualified employee retirement plans and (b) Split Dollar Life Insurance. The values for the two component amounts for each named executive officer are as follows for the fiscal year ended June 30, 1995: Mr. Kendall, (a) $10,130 and (b) $7,112; Mr. Glenn, (a) $10,224 and (b)
     $1,144; Mr. Tinsley, (a) $9,376 and (b) $1,363; Ms. Kahn, (a) $9,143 and
     (b) $915; and Mr. Gray (a) $9,071 and (b) $753.

(2) Amount includes the $35,000 initiation fee paid by the Company on behalf of Mr. Glenn for membership in a local country club.

(3) Ms. Kahn resigned from her position with the Company effective July 1, 1995.

                                                 OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE VALUE AT
                                      PERCENT OF                                  ASSUMED ANNUAL RATES OF
                                      TOTAL OPTIONS   EXERCISE                    STOCK PRICE APPRECIATION FOR
                        OPTIONS       GRANTED TO      OR BASE                     OPTION TERM(4)
                        GRANTED       EMPLOYEE IN     PRICE         EXPIRATION
NAME                      (#)         FISCAL YEAR(1)  ($/SHR)(2)    DATE(3)          5%($)        10%($)
----                    -------       --------------  ----------    ----------    ---------     ---------
Clifford M. Kendall       6,000            4.2%        $14.125       07/19/99      $ 23,415      $ 51,741
Gordon S. Glenn          30,000           20.9%        $14.125       07/19/99      $117,074      $258,704
Wyatt D. Tinsley          6,000            4.2%        $14.125       07/19/99      $ 23,415      $ 51,741
Judith M. Kahn(5)         6,000            4.2%        $14.125       07/01/95        N/A            N/A
William L. Gray           6,000            4.2%        $14.125       07/19/99      $ 23,415      $ 51,741

______________________________
(1) Stock options exercisable into 143,400 shares of the Company's Common Stock were granted to all employees and non-employee directors of the Company as a group during the fiscal year ended June 30, 1995.

(2)  The exercise price is the closing market price on the date of grant.

(3) Options vest and become exercisable in annual installments of 25% of shares covered by each grant commencing on the first anniversary of the grant date, and expire in five years from the grant date.

(4) The dollar amounts under the potential realizable values columns use the 5% and 10% rates of appreciation permitted by the SEC, and are not intended to forecast actual future appreciation in the stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock. There can be no assurance the amounts reflected in this table will be achieved. The assumed rates are compounded annually to the full five-year term of the options.

(5) Ms. Kahn resigned from her position with the Company effective July 1, 1995. The options granted on July 19, 1994 expired upon her resignation from the Company pursuant to the terms of Stock Option Agreement governing the grant.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                                      NUMBER OF            VALUE OF UNEXERCISED
                             OPTIONS EXERCISED IN FY 1995        UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                             ----------------------------             AT 6/30/95                AT 6/30/95 (2)
                               SHARES                                 ----------                ----------
                             ACQUIRED ON        VALUE            EXERCISABLE/               EXERCISABLE/
       NAME                  EXERCISE(#)    REALIZED($)(1)            UNEXERCISABLE              UNEXERCISABLE
       ----                  -----------    --------------       ------------------         -------------------
Clifford M. Kendall            10,300         $ 51,044             2,000 / 18,100          $  4,500    $ 48,806
Gordon S. Glenn                18,000         $108,000            60,000 / 90,000          $331,875    $240,625
Wyatt D. Tinsley                 -0-               -0-            12,300 / 18,100          $ 68,419    $ 48,806
Judith M. Kahn(3)               6,100         $ 34,056             2,000 / 18,100          $  4,500    $ 48,806
William L. Gray                 9,000         $ 59,625            12,300 / 18,100          $ 68,419    $ 48,806

______________________________
(1) Value is calculated based on the difference between the option price and the closing market price of the Common Stock on the date of the exercise multiplied by the number of shares to which the exercise relates.

(2) The closing price for the Company's Common Stock as reported by the Nasdaq Stock Market on June 30, 1995 was $11.00. Value is calculated on the basis of the difference between the option exercise price and $11.00, multiplied by the number of shares of Common Stock underlying the option.

(3) Ms. Kahn resigned from her position with the Company effective July 1, 1995. Options shown as unexercisable as of June 30, 1995 expired by their terms upon her resignation.



                        SECURITIES OWNERSHIP OF DIRECTORS
                             AND EXECUTIVE OFFICERS


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 28, 1995 by: (i) each director of the Company, (ii) each executive officer named in the table above labeled Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. This table is based on information provided by the Company's directors and executive officers. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons exercises sole voting and dispositive power over his or her shares.

 NAME OF                     AMOUNT OF             PERCENTAGE
BENEFICIAL                   BENEFICIAL          OF OUTSTANDING
 OWNER                       OWNERSHIP           COMMON STOCK
------------------         ------------          --------------
Gordon S. Glenn            150,317  (1)               2.58%
William L. Gray             38,800  (2)                 *
Raymond B. Hoxeng           49,500  (3)                 *
Paul R. Ignatius            13,500  (4)                 *
Judith M. Kahn              12,388  (5)                 *
Clifford M. Kendall        353,934  (6)               6.16%
Hilliard W. Paige           18,500  (7)                 *
James A. Parker             15,078  (8)                 *
Elmer B. Staats             30,000  (9)                 *
Wyatt D. Tinsley            30,592  (10)                *


All directors & executive
officers as a group
(15 persons)               827,843  (11)              13.86%

____________________________
*  Less than one percent

(1) Includes 97,500 shares subject to acquisition by the exercise of options exercisable within 60 days.

(2) Includes 9,244 shares held by Mr. Gray's spouse and 19,900 shares subject to acquisition by the exercise of options exercisable within 60 days.

(3) Includes 1,500 shares subject to acquisition by the exercise of options exercisable within 60 days. Shares are held in two revocable trusts, one in Dr. Hoxeng's name (26,000 shares) and one in the name of Dr. Hoxeng's spouse (22,000 shares). Dr. Hoxeng and his spouse are co-trustees of both trusts.

(4) Includes 10,168 shares subject to acquisition by the exercise of options exercisable within 60 days.

(5) Ms. Kahn resigned from her position with the Company effective July 1, 1995. Includes 2,000 shares subject to acquisition by the exercise of options exercisable within 60 days.

(6) Includes 123,994 shares held by Mr. Kendall's spouse and 9,600 shares subject to acquisition by the exercise of options exercisable within 60 days.

(7) Includes 3,500 shares subject to acquisition by the exercise of options exercisable within 60 days.

(8) Includes 7,951 shares subject to acquisition by the exercise of options exercisable within 60 days.

(9) Includes 7,500 shares subject to acquisition by the exercise of options exercisable within 60 days.

(10) Includes 19,900 shares subject to acquisition by the exercise of options exercisable within 60 days.

(11) Includes 233,419 shares subject to acquisition by the exercise of options exercisable within 60 days.

                     FIVE-YEAR STOCKHOLDER RETURN COMPARISON

    Set forth below is a [chart] comparing the cumulative stockholder return on the Company's Common Stock, on an indexed basis, against the cumulative total returns of the Nasdaq Stock Market - U.S. Index and the S&P Computer Software and Services Index for the period of the Company's last five fiscal years (June 30, 1990 = 100):

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMONG COMPUTER DATA SYSTEMS, INC., THE NASDAQ STOCK MARKET-US INDEX
                AND THE S & P COMPUTER SOFTWARE & SERVICES INDEX


                              6/90     6/91     6/92     6/93     6/94     6/95
                              ----     ----     ----     ----     ----     ----
Computer Data Systems, Inc.    100       68       90      164      243      196

Nasdaq Stock Market - U.S.     100      106      127      160      162      215

S&P Comptr Softwr & Svcs       100       87       98      145      164      255

          * $100 INVESTED ON 06/30/90 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

[The above data appears as a line graph in the version of this document distributed to stockholders.]


                    ITEM 2:  APPROVAL OF INDEPENDENT AUDITORS

     At the Annual Meeting, the stockholders will be asked to approve the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1996. The Audit/Compensation Committee has recommended that the appointment of Ernst & Young LLP be approved by the stockholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

     Approval of the selection of the independent auditors will require the affirmative vote of holders of shares of Common Stock representing a majority of the number of votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present.

          THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE
                    FOR APPROVAL OF THE INDEPENDENT AUDITORS

                            STOCKHOLDER PROPOSALS

     In order for a stockholder proposal to be considered for the 1996 Annual Meeting of Stockholders, it must be received by the Company at its offices no later than May 21, 1996. All such stockholder proposals should be mailed to the Company's headquarters and addressed to the attention of Donald E. Ziegler, Secretary. To be eligible for inclusion in next year's proxy material, such proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended. In order to be considered at an Annual Meeting, a stockholder proposal must be presented by the proponents or their representatives in attendance at the meeting.

                                OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting or action to be taken thereat except those set forth in this Proxy Statement. If, however, any other business properly comes before the Annual Meeting, the persons named in the proxy accompanying this Proxy Statement will have the discretionary authority to vote upon such business, as well as matters incident to the conduct of the Annual Meeting.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to file reports of ownership and changes of ownership with the SEC and the Nasdaq Stock Market. The Company believes that during the period from July 1, 1994 through June 30, 1995, its directors and executive officers complied with all applicable Section 16(a) filing requirements.

     UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF
COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, REQUIRED TO BE FILED WITH THE SEC FOR THE COMPANY'S MOST RECENT FISCAL YEAR. ADDRESS REQUESTS TO DONALD E. ZIEGLER, SECRETARY, COMPUTER DATA SYSTEMS, INC., ONE CURIE COURT, ROCKVILLE, MARYLAND 20850.

APPENDIX - Proxy Card
                                                                      PROXY 1995
                                   [CDSI LOGO]

     The undersigned hereby appoints Clifford M. Kendall, Gordon S. Glenn, and Wyatt D. Tinsley, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Computer Data Systems, Inc., held of record by the undersigned on September 1, 1995, at the Annual Meeting of Stockholders to be held October 24, 1995, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES AND FOR PROPOSAL #2.

1.   Election of Directors:  Raymond B. Hoxeng, Clifford M. Kendall, Hilliard
     W. Paige, Elmer B. Staats, Gordon S. Glenn, Wyatt D. Tinsley, Paul R. Ignatius, James A. Parker

        ---    FOR                    ---    WITHHOLD AUTHORITY
               all nominees                  for all nominees


     FOR, EXCEPT AUTHORITY TO VOTE WITHHELD FOR THE FOLLOWING NOMINEE(S) ONLY:
     ____________________________________________

2. Approval of the appointment of Ernst & Young LLP as the Company's independent auditors.

        ---    FOR     ---    AGAINST   ---    ABSTAIN

                  PLEASE SIGN YOUR NAME(S) ON THE REVERSE SIDE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF PROPERLY EXECUTED, IT WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR PROPOSAL # 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign your name exactly as it appears below. If shares are held jointly, all holders must sign. When signing in a fiduciary or representative capacity (attorney, executor, administrator, trustee, guardian, officer of corporation, etc.), please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at such meeting or any adjournment thereof.

                         Dated:......................, 1995

                         .......................................
                         Signature

                         .......................................
                         Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.