Form 10-K, Exhibit 13
period 1996-06-30
COMPUTER DATA SYSTEMS INC
filed 1996-09-30
CIK 22989

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant(X)
Filed by a Party other than the Registrant( )

Check the appropriate box:
   (  )  Preliminary Proxy Statement
   (X)  Definitive Proxy Statement
   (  )  Definitive Additional Materials
   (  )  Soliciting Material Pursuant to section 240.14a-11(c) or section
240.14a-12

                            Computer Data Systems, Inc.
                 (Name of Registrant as Specified In Its Charter)


                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

   (X)  $125 per Exchange Act Rules 0-11(c)(1)(ii),14a-6(i), or 14a-6(j)(2).
   ( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   (  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
11.

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

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 22, 1996


     The Annual Meeting of Stockholders of Computer Data Systems, Inc. ("CDSI") will be held at the Corporation's headquarters located at One Curie Court, Rockville, Maryland, on October 22, 1996 at 10:00 a.m., for the following purposes:

   1. To elect a Board of Directors comprised of eight persons to serve until the next Annual Meeting and until their successors are duly elected and qualified;

   2. To consider approval of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 1997; and

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.


     Only holders of shares of Common Stock of record on the books of the Corporation at the close of business on September 3, 1996 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.


     You are cordially invited to be present at the Annual Meeting. IF YOU CANNOT ATTEND, PLEASE EXECUTE AND MAIL PROMPTLY THE ENCLOSED FORM OF PROXY, USING THE ENCLOSED RETURN ENVELOPE.



                              By Order of the Board of Directors,

                              /s/ Donald E. Ziegler
                              ---------------------
                              Donald E. Ziegler
                              Secretary



One Curie Court
Rockville, Maryland 20850

September 17, 1996

                             COMPUTER DATA SYSTEMS, INC.
                                   ONE CURIE COURT
                              ROCKVILLE, MARYLAND 20850

                PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 22, 1996


                  INFORMATION CONCERNING SOLICITATION AND VOTING

General
- -------

   The following information is submitted concerning the enclosed form of proxy and the matters to be acted upon under authority thereof at the Annual Meeting of Stockholders of the Corporation to be held on the 22nd day of October 1996, commencing at 10:00 a.m., or at any adjournment thereof, pursuant to the accompanying notice of said meeting. The Annual Meeting will be held at the Corporation's headquarters located at One Curie Court, Rockville, Maryland 20850. The Corporation intends to mail this proxy statement and accompanying proxy to all stockholders entitled to vote at the Annual Meeting on or about September 17, 1996.

Solicitation And Revocability Of Proxies
- ----------------------------------------

   The proxy is solicited on behalf of the Board of Directors of the Corporation. It may be revoked by the stockholder at any time prior to the exercise thereof by filing with the Secretary of the Corporation a written revocation or a duly executed proxy bearing a later date. The proxy shall be suspended if the stockholder shall be present at the meeting and elect to vote in person. Attendance at the meeting will not, by itself, revoke a proxy. Shares represented by proxies received will be voted. Where the stockholder has specified his choice with respect to the proposal to be acted upon, the shares will be voted in accordance with the specification so made, and in the absence thereof will be voted by the proxy holders as directed by management.

   The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitation by mail, certain directors, officers and regular employees of the Corporation may solicit proxies by facsimile, telephone or personal interview for which they will receive no additional compensation. In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the meeting to beneficial owners, and the Corporation will reimburse them for their reasonable expenses in so doing.

Voting Rights And Oustanding Shares
- -----------------------------------

   Only stockholders of record on the books of the Corporation at the close of business on September 3, 1996, will be entitled to notice of and to vote at the Annual Meeting. As of that date, there were 5,937,470 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote for each matter submitted to the stockholders for approval.

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

                 INFORMATION WITH RESPECT TO CERTAIN STOCKHOLDERS

   The stockholders named in the following table are those known to the Corporation to be the beneficial owners of 5% or more of the Corporation's Common Stock. Unless otherwise indicated, the information is as of July 26, 1996. For purposes of this table, and as used elsewhere in this Proxy Statement, the term "beneficial owner" means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of a security or the power to dispose, or to direct the disposition of, a security. Except as otherwise indicated, the Corporation believes that each individual owner listed below exercises sole voting and dispositive power over their shares.

                                                                                      PERCENTAGE OF
                                             AMOUNT OF BENEFICIAL                      OUTSTANDING
NAME AND ADDRESS                              OWNERSHIP (SHARES)                      COMMON STOCK
- ----------------                             --------------------                    --------------
FMR Corporation                                    598,500    (1)                          10.18%
82 Devonshire Street
Boston, Massachusetts  02109

Calvin S. Koonce                                   445,106    (2)                           7.57%
6229 Executive Boulevard
Rockville, Maryland  20852

Clifford M. Kendall                                342,634    (3)                           5.83%
One Curie Court
Rockville, Maryland 20850

__________________________________

(1) As reported on Schedule 13G, dated April 9, 1996. Includes sole dispositive power over 598,500 shares. FMR Corp. beneficially owns the shares through its wholly-owned subsidiary, Fidelity Management and Research Corporation ("Fidelity"), an investment adviser to several investment companies registered under the Investment Corporation Act of 1940 that own shares of CDSI (the "Fidelity Funds"). The Board of Trustees of the Fidelity Funds has the authority to vote or direct the voting of the shares under written guidelines established by the Board of Trustees of the Fidelity Funds. FMR Corp. through control of Fidelity, and each of the Fidelity Funds has sole power to dispose of shares held by the Funds. Mr. Edward C. Johnson, Chairman of FMR Corp., reported in the statement on Schedule 13G sole dispositive power with respect to the shares owned by FMR Corp.
(2) As reported on Schedule 13D, dated April 27, 1992. Number of shares adjusted to reflect the August 1993, 2-for-1 stock split effected in the form of a dividend.
(3) Includes 123,994 shares held by Mr. Kendall's spouse and 13,000 shares subject to acquisition by the exercise of options exercisable within 60 days.

                          ITEM 1:  ELECTION OF DIRECTORS

NOMINEES FOR ELECTION
- ---------------------

      Eight directors, comprising the entire membership of the Board of Directors of the Corporation, are to be elected at the Annual Meeting. If elected, the directors will serve until the next Annual Meeting and until their successors are duly elected and qualified.

      Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees shown below. Although it is not contemplated that any nominee will decline or be unable to serve as a director, in either such event, the proxies will be voted by the proxy holders for such other person as may be designated by the present Board of Directors.

      Each nominee for election is currently serving as a member of the Board. With the exception of Mr. Bracken, each nominee has also previously been elected by the stockholders. The names of the nominees and certain information about them are set forth below. Except as indicated, the principal occupation for the past five years of each nominee is as listed below.

                                           PRINCIPAL
       NAME                                OCCUPATION                           ADDITIONAL INFORMATION
       ----                                ----------                           ----------------------
DR. RAYMOND B. HOXENG                      Retired                          Prior to his retirement in 1982,
Director since 1968                        Tampa, FL                        Dr. Hoxeng was involved in university
Age 77                                                                      and hospital administration.  His
                                                                            earlier career was distinguished by
                                                                            accomplishments in industrial
                                                                            engineering and research.



CLIFFORD M. KENDALL                        Chairman of                      From 1970 to 1991, Mr. Kendall
Director since 1970                        the Board                        served as Chief Executive Officer
Age 65                                     of the Corporation               of the Corporation.
Member-Executive Committee



HILLIARD W. PAIGE                          Retired                          Mr. Paige is a former President of
Director since 1974                        Washington, DC                   General Dynamics Corporation.
Age 76                                                                      Mr. Paige serves as a Director of The Member-
Executive,                                                                  Atlantic Council of the United States,
Audit/Compensation Committees                                               Washington, D.C.



ELMER B. STAATS                            Retired                          Mr. Staats is a former Comptroller
Director since 1981                        Washington, DC                   General of the United States.  Mr.
Age 82                                                                      Staats serves as Chairman of the
Member-Executive,                                                           Financial Accounting Standards
Audit/Compensation Committees                                               Advisory Board, Washington, D.C.

                                           PRINCIPAL
       NAME                                OCCUPATION                            ADDITIONAL INFORMATION
       ----                                ----------                            ----------------------
WYATT D. TINSLEY                           Executive                        Mr. Tinsley serves as the Corporation's
Director since 1988                        Vice President                   Chief Financial Officer.
Age 53



PAUL R. IGNATIUS                           Retired                          Mr. Ignatius is a former Secretary of
Director since 1991                        Washington, DC                   the Navy.  From 1987 to December
Age 75                                                                      1993, Mr. Ignatius served as the
Member-Executive,                                                           Chairman of the Board, Logistics
Audit/Compensation Committees                                               Institute, Bethesda, MD.



JAMES A. PARKER                            President,                       Mr. Parker serves as President of
Director since 1991                        Jay Parker &                     the Lincoln Institute for Research
Age 59                                     Associates,                      & Education, Inc., a non-profit
Member-Executive,                          Washington, DC                   public policy organization in
Audit/Compensation Committees              (International                   Washington, D.C.
                                           Consulting Firm)


PETER A. BRACKEN                           President and                    Mr. Bracken has served as President
Director since 1996                        Chief Executive                  and Chief Executive Officer since
Age 55                                     Officer                          May 1996.  Prior to joining CDSI,                   Mr.
                                                                            Bracken served as President of
                                                                            the Information Sciences Group of
                                                                            Lockheed Martin Corporation.



MEETINGS AND COMMITTEES OF THE BOARD
- ------------------------------------

      The Corporation has standing Executive and Audit/Compensation Committees of the Board of Directors. The Board of Directors does not have a Nominating Committee. The Board of Directors of the Corporation held four meetings during the fiscal year ended June 30, 1996. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees on which they served. Overall attendance at such meetings was 99%.

      The Executive Committee has the power and authority of the Board of Directors and meets several times during the year in months when the Board of Directors does not meet. Messrs. Kendall, Paige, Staats, Ignatius and Parker serve on the Executive Committee. In the fiscal year ended June 30, 1996, the Executive Committee met five times.

      The Audit/Compensation Committee makes recommendations regarding the engagement of the Corporation's independent auditors, reviews the arrangement and scope of the audit, considers comments made by the independent auditors with respect to the adequacy of the Corporation's internal accounting controls, and reviews non-audit services provided by the firm. In addition, this committee reviews and approves (or recommends to the full Board) the annual salary, bonus and other benefits of senior management of the Corporation; reviews and makes recommendations to the Board relating to executive compensation and plans; and establishes, and periodically reviews, the Corporation's policy with respect to management perquisites. The Audit/Compensation Committee also presently serves as the committee of disinterested persons who administer the Corporation's 1991 Long-Term Incentive Plan. Messrs. Paige, Staats, Ignatius and Parker serve on the Audit/Compensation Committee. During the fiscal year ended June 30, 1996, the Audit/Compensation Committee met five times.


COMPENSATION OF DIRECTORS
- -------------------------

      Directors who are employees receive no additional compensation for serving as directors. In the fiscal year ended June 30, 1996, non-employee directors received the following amounts for each meeting of the Board of Directors they attended: Dr. Hoxeng received $2,000 per meeting and Messrs. Paige, Staats, Ignatius, and Parker each received $1,200. Messrs. Paige, Staats, Ignatius, and Parker also received a retainer of $12,000 each in the fiscal year ended June 30, 1996, for services rendered as members of the Executive and Audit/Compensation Committees of the Board of Directors.

      Pursuant to the Corporation's 1991 Long-Term Incentive Plan (the "Plan"), non-employee directors of the Corporation also are granted stock options upon being named a director and thereafter on an annual basis. In the fiscal year ended June 30, 1996, each non-employee director was granted options to purchase 1,500 shares. The options become exercisable one year after the date of grant and expire five years from the date of grant.

                              EXECUTIVE COMPENSATION

REPORT OF AUDIT/COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
- ----------------------------------------------------------------

      The Audit/Compensation Committee of the Board of Directors, which is composed of outside directors of the Corporation, is responsible for developing and recommending to the Board of Directors the Corporation's general compensation policies. The Committee approves the compensation plans for the Corporation's executive officers, including the Chief Executive Officer (CEO), and determines the compensation to be paid to the executive officers. The Audit/Compensation Committee also is responsible for the granting of stock options to the executive officers and the administration thereof.

      The Audit/Compensation Committee has furnished the following report for fiscal year 1996:

Compensation Philosophy. The following general principles have been adopted by the Committee and represent the guidelines upon which compensation decisions are based. Executive compensation is designed to:

      Provide a competitive total compensation package that enables the Corporation to attract and retain key executives who demonstrate outstanding performance, technical expertise, business responsibility, personal integrity, and professionalism.

      Encourage cooperation and coordination among executives to meet the Corporation's long-term business objectives and strategy.

      Provide variable compensation that is directly linked with the financial performance of the Corporation and the achievement of increased stockholder value.

Executive Officer Compensation. The Corporation's executive compensation program consists of three main components: (i) annual base salary, (ii) annual incentive cash bonus, and (iii) equity participation. The executive officers, including the CEO, are eligible for the same benefits, including group health and life insurance and participation in the Corporation's Employee Retirement Plan and 401(k) Savings Plan, as are available generally to the Corporation's professional staff. The Corporation also provides whole life "split dollar" insurance policies on the lives of the executive officers. The Corporation is the beneficiary of the amount of its premiums paid with the remaining amounts payable to the officers' estates. The executives may elect, under certain circumstances, to convert the policy to an annuity based on the cash value less premiums paid.

      The compensation policies that are administered by the Committee are further explained below:

Base Salary - Base salaries are competitive, but not excessive, assuring the Corporation the ability to attract and retain qualified officers yet maintain a relatively low cost structure for officer salaries. Base pay levels are reviewed annually and established through comparisons with other professional services firms of similar size and complexity.

Annual Incentive - Executive officers participate as a team in an incentive compensation program with awards based on the attainment of predetermined financial targets set annually by the Committee and on individual performance. For 1996, the targets were based on achieving certain Corporation pre-tax levels of income. The objective is to reward executives for meeting the predetermined targets and provide opportunities for above average earnings by attaining superior financial results for the Corporation and the stockholders.

Equity Participation - Non-qualifying stock option awards are granted annually based on performance and serve as an incentive to enhance stockholder value. Options are issued to executive officers, (as well as other line officers and key employees) who have substantial responsibility for the management and growth of the Corporation. Options granted are evidenced by an agreement setting forth the number of shares awarded, and such other terms and conditions as determined by the Committee. Options vest and become exercisable in annual installments of twenty-five percent of the shares covered by each grant commencing on the first anniversary of the grant date and expire in five years from the grant date. In setting the size of grants for the CEO and other executives, the Committee considers their position, individual performance, stock options presently held, and the total number of shares available for the issuance under the Corporation's stock option plan.

Compensation of the Current and Former CEO. The annual salary for the President and CEO is established by the Audit/Compensation Committee using the same criteria as discussed above for the executive officers. The CEO's annual incentive compensation payment is determined by the Committee largely based on whether targets for the Corporation's pre-tax income are met. The amount of stock options granted to the CEO are intended to align the future rewards of the CEO with the interests of the stockholders.

      Gordon S. Glenn, who served as President and CEO of the Corporation since 1991, resigned from this position effective April 30, 1996. Mr. Glenn's salary for fiscal year 1996 was $256,231, which represents an increase of approximately twenty-three percent over his salary for the previous year. The percentage of increase reflects the Committee's desire to bring the Corporation's compensation for its top executives more in line with industry standards. Mr. Glenn's cash award for fiscal year 1996 (shown in the Bonus column of the Summary Compensation Table) was determined based on the Corporation's performance with respect to the targets for 1996 pre-tax profits. Mr. Glenn was also awarded stock options at the beginning of fiscal year 1996. As part of his separation agreement with the Corporation, Mr. Glenn continued to draw his regular salary through the end of July 1996 and will continue to serve the Corporation as a consultant during fiscal year 1997.

      Peter A. Bracken, the current President and CEO, joined the Corporation on May 13, 1996. His compensation package, including salary and grant of stock options, was established by the Audit/Compensation Committee and is consistent with the Corporation's philosophy for executive compensation set out above. Mr. Bracken was not eligible for an incentive compensation payment for fiscal year 1996.

Tax Compliance Policy. Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid to the CEO and to each of the four highest-paid executives employed as executive officers on the last day of the fiscal year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied. The Committee does not anticipate that in the foreseeable future any officer of the Corporation will earn compensation in excess of $1 million that would not qualify as performance-based compensation. Therefore, the Committee has not yet determined a policy with respect to Section 162(m). The Committee intends to review the implications of Section 162(m) when it becomes more relevant with respect to the Corporation's executive compensation policies.


The Audit/Compensation Committee

Hilliard W. Paige       Paul R. Ignatius
Elmer B. Staats         James A. Parker




    SEPARATION AGREEMENT WITH FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER

      In April 1996, the Corporation entered into a separation agreement with Gordon S. Glenn in connection with his resignation from CDSI. While Mr. Glenn resigned as a Director and as President and Chief Executive Officer of CDSI, and from all positions with CDSI subsidiaries and affiliates effective April 30, 1996, Mr. Glenn agreed to remain as a full-time employee of the Corporation through July 31, 1996. Pursuant to the terms of the agreement, Mr. Glenn received a one-time severance payment of $100,000 and certain other benefits.
In addition, Mr. Glenn agreed to continue to serve the Corporation as a consultant for a portion of fiscal year 1997. The consultant fees payable to Mr. Glenn under the agreement could reach $215,000, depending upon when Mr. Glenn secures another full-time position.

EXECUTIVE OFFICERS
- ------------------

CLIFFORD M. KENDALL, age 65, has been with CDSI since its founding in 1968 and is currently the Chairman of the Board of Directors. From 1970 to 1991, Mr. Kendall served as Chief Executive Officer of the Corporation.


PETER A. BRACKEN, age 55, joined the Corporation in May 1996 as President and Chief Executive Officer. From 1986 to 1996, Mr. Bracken was employed by Martin Marietta Corporation (now Lockheed Martin Corporation), most recently as President of the Information Sciences Group. Before joining Martin Marietta in 1986, Mr. Bracken served as Director of Mission Operations and Data Systems for NASA's Goddard Space Flight Center.


WYATT D. TINSLEY, age 53, is currently Executive Vice President and the Corporation's Chief Financial Officer. Mr. Tinsley joined CDSI in 1969.


MARY ANN MAYHEW, age 44, is currently President of the CDSI Information Technology Solutions Company, a division of the Corporation ("CDSI ITS"). Ms. Mayhew joined CDSI in 1980.


THOMAS A. GREEN, age 50, is currently President of the CDSI Business Applications Solutions Company, a division of the Corporation ("CDSI BAS"). Mr. Green joined CDSI in 1976.


EDWARD D. JOHNSON, age 42, is currently Senior Vice President of CDSI ITS. Mr. Johnson joined CDSI in 1981.


DONALD E. ZIEGLER, age 47, is currently Treasurer and Secretary of the Corporation. Mr. Ziegler joined CDSI in 1982.

                           SUMMARY COMPENSATION TABLE

      The following table reports the compensation paid or accrued during the three fiscal years ended June 30, 1996, for those individuals serving as President and Chief Executive Officer of CDSI during fiscal year 1996 and for each of the four other most highly compensated CDSI executive officers.

                                                       ANNUAL COMPENSATION     COMPENSATION
                                                       -------------------     ------------

                               YEAR                               OTHER        SECURITIES
     NAME AND                  ENDED                             ANNUAL        UNDERLYING       ALL OTHER
PRINCIPAL POSITION             6/30      SALARY      BONUS    COMPENSATION     OPTIONS (#)   COMPENSATION(1)
- ------------------             ----      ------      -----    ------------     -----------   ---------------
CLIFFORD M. KENDALL            1996     $178,769   $142,000       -----            8,000      $ 17,290
Chairman of the Board          1995     $148,000   $148,000       -----            6,000      $ 16,259
                               1994     $148,000   $148,000       -----            8,000      $ 15,329

PETER A. BRACKEN               1996     $ 28,846      N/A       $21,750(2)        40,000      $    361
President and
Chief Executive Officer

WYATT D. TINSLEY               1996     $149,385   $118,500       -----           12,000      $ 11,304
Chief Financial                1995     $131,846   $130,000       -----            6,000      $ 10,336
Officer                        1994     $126,769   $124,000       -----            8,000      $  9,749

MARY ANN MAYHEW                1996     $149,038   $118,500       -----           12,000      $ 10,142
President, CDSI ITS            1995     $122,654   $121,000       -----            6,000      $  9,355
                               1994     $112,769   $110,000       -----            8,000      $  8,609

THOMAS A. GREEN                1996     $149,077   $118,500       -----           12,000      $ 10,533
President, CDSI BAS            1995     $123,077   $121,000       -----            6,000      $  8,954
                               1994     $114,808   $ 66,000       -----            6,000      $  8,312

GORDON S. GLENN                1996     $256,231   $203,820       -----           24,000      $111,927(3)
Former President and           1995     $208,231   $205,000       -----           30,000      $ 11,124
Chief Executive Officer        1994     $199,615   $195,000    $40,298(4)         40,000      $ 13,031

_________________________

(1) Amounts represent: (a) Corporation contributions to qualified and non-qualified employee retirement plans (including matching contributions to the 401(k) Savings Plan) and (b) Split Dollar Life Insurance. The values for two component amounts for each named executive officer are as follows for the fiscal year ended June 30, 1996: Mr. Kendall, (a) $10,480 and (b) $6,810; Mr. Bracken, (a) $361 and (b) 0; Mr. Tinsley, (a) $10,268 and (b)
      $1,036; Ms Mayhew, (a) $9,692 and (b) $450; Mr. Green, (a) $10,256 and (b)
      $277; and Mr. Glenn, (a) $10,967 and (b) $960.
(2) Mr. Bracken joined the Corporation as President and CEO on May 13, 1996. Amount shown represents fees paid to Mr. Bracken for consulting services provided between April 10 and May 13.
(3) Mr. Glenn resigned as President and CEO as of April 30, 1996 and resigned from the Corporation effective July 31, 1996. Amount includes $100,000 severance payment accrued before the close of fiscal year ended June 30, 1996.
(4) Amount includes the $35,000 initiation fee paid by the Corporation on behalf of Mr. Glenn for membership in a local country club.

                         OPTION GRANTS IN LAST FISCAL YEAR



                                                                                  POTENTIAL REALIZABLE VALUE AT
                                      PERCENT OF                                  ASSUMED ANNUAL RATES OF
                                      TOTAL OPTIONS   EXERCISE                    STOCK PRICE APPRECIATION FOR
                        OPTIONS       GRANTED TO      OR BASE                     OPTION TERM(4)
                        GRANTED       EMPLOYEE IN     PRICE         EXPIRATION
NAME                       (#)        FISCAL YEAR(1)  ($/SHR)(2)    DATE(3)         5%($)         10%($)
- ----                    -------       --------------  ----------    ----------    --------      --------
Clifford M. Kendall       8,000            3.6%         $11.25       07/18/00     $ 24,817      $ 54,946
Peter A. Bracken         40,000           18.2%         $21.75       05/13/01     $240,365      $531,144
Wyatt D. Tinsley         12,000            5.5%         $11.25       07/18/00     $ 37,226      $ 82,419
Mary Ann Mayhew          12,000            5.5%         $11.25       07/18/00     $ 37,226      $ 82,419
Thomas A. Green          12,000            5.5%         $11.25       07/18/00     $ 37,226      $ 82,419
Gordon S. Glenn(5)       24,000           10.9%         $11.25       10/31/96     $ 18,613      $ 41,209

______________________________
(1) Stock options exercisable into 219,900 shares of Common Stock were granted to all employees and non-employee directors of the Corporation as a group during the fiscal year ended June 30, 1996.
(2)  The exercise price is the closing market price on the date of grant.
(3) Options vest and become exercisable in annual installments of 25% of shares covered by each grant commencing on the first anniversary of the grant date, and expire in five years from the grant date.
(4) The dollar amounts under the potential realizable values columns use the 5% and 10% rates of appreciation permitted by the SEC, and are not intended to forecast actual future appreciation in the stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Corporation's Common Stock. There can be no assurance the amounts reflected in this table will be achieved. The assumed rates are compounded annually to the full five-year term of the options.
(5) Mr. Glenn resigned from the Corporation effective July 31, 1996. Pursuant to the terms of the Stock Option Agreement governing the July 18, 1995 grant, Mr. Glenn had until October 31, 1996 to exercise options for 6,000 shares which were exercisable on the date of his resignation. The remainder of the options granted expired upon his resignation.

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES


                                                                      NUMBER OF         VALUE OF UNEXERCISED
                            OPTIONS EXERCISED IN FY 1996         UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                            ----------------------------              AT 6/30/96             AT 6/30/96(2)
                                                                      ----------             -------------
                              SHARES
                             ACQUIRED ON        VALUE            EXERCISABLE/           EXERCISABLE/
       NAME                  EXERCISE(#)    REALIZED($)(1)           UNEXERCISABLE          UNEXERCISABLE
       ----                  -----------    --------------       -----------------      ---------------------
Clifford M. Kendall             4,100         $   21,860           5,500 / 18,500       $ 66,188    $211,563
Peter A. Bracken                 -0-               -0-               -0- / 40,000           -0-     $ 20,000
Wyatt D. Tinsley                 -0-               -0-            19,900 / 22,500       $316,913    $255,563
Mary Ann Mayhew                 8,200         $   87,938           5,500 / 22,500       $ 66,188    $255,563
Thomas A. Green                  -0-               -0-             9,100 / 20,750       $131,869    $229,688
Gordon S. Glenn(3)             97,500         $1,621,563             -0- / 76,500          -0-      $881,813

______________________________
(1) Value is calculated based on the difference between the option price and the closing market price of the Common Stock on the date of the exercise multiplied by the number of shares to which the exercise relates.
(2) The closing price for the Corporation's Common Stock as reported by the Nasdaq Stock Market on June 28, 1996 was $22.25. Value is calculated on the basis of the difference between the option exercise price and $22.25, multiplied by the number of shares of Common Stock underlying the option.
(3) Mr. Glenn resigned from the Corporation effective July 31, 1996. Options for 43,000 shares, which were unexercisable as of that date, expired by their terms upon his resignation.

             SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information regarding beneficial ownership of the Corporation's Common Stock as of July 26, 1996 by: (i) each director of the Corporation, (ii) each executive officer (and former executive officer) named in the table above labeled Summary Compensation Table, and (iii) all directors and executive officers of the Corporation as a group. This table is based on information provided by the Corporation's directors and executive officers. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons exercises sole voting and dispositive power over his or her shares.

 NAME OF                             AMOUNT OF                PERCENTAGE
BENEFICIAL                           BENEFICIAL             OF OUTSTANDING
  OWNER                              OWNERSHIP              COMMON STOCK
- ----------                           ----------             --------------
Peter A. Bracken                       1,000                      *
Gordon S. Glenn                      143,846  (1)               2.45%
Thomas A. Green                       23,904  (2)                 *
Raymond B. Hoxeng                     40,000  (3)                 *
Paul R. Ignatius                      11,500  (4)                 *
Clifford M. Kendall                  342,634  (5)               5.83%
Mary Ann Mayhew                       25,902  (6)                 *
Hilliard W. Paige                     21,000  (7)                 *
James A. Parker                       11,728  (8)                 *
Elmer B. Staats                       27,500  (9)                 *
Wyatt D. Tinsley                      37,563  (10)                *

All directors & executive
officers as a group
(15 persons)                         812,045  (11)             13.81%

____________________________
*  Less than one percent
(1)  Mr. Glenn resigned from the Corporation effective July 31, 1996.
(2) Includes 14,250 shares subject to acquisition by the exercise of options exercisable within 60 days.
(3) Includes 3,000 shares subject to acquisition by the exercise of options exercisable within 60 days. Shares are held in two revocable trusts, one in Dr. Hoxeng's name (17,000 shares) and one in the name of Dr. Hoxeng's spouse (20,000 shares). Dr. Hoxeng and his spouse are co-trustees of both trusts.
(4) Includes 5,000 shares subject to acquisition by the exercise of options exercisable within 60 days.
(5) Includes 123,994 shares held by Mr. Kendall's spouse and 13,000 shares subject to acquisition by the exercise of options exercisable within 60 days.
(6) Includes 12,000 shares subject to acquisition by the exercise of options exercisable within 60 days.
(7) Includes 5,000 shares subject to acquisition by the exercise of options exercisable within 60 days.
(8) Includes 6,117 shares subject to acquisition by the exercise of options exercisable within 60 days.
(9) Includes 7,000 shares subject to acquisition by the exercise of options exercisable within 60 days.
(10) Includes 20,000 shares subject to acquisition by the exercise of options exercisable within 60 days.
(11) Includes 105,267 shares subject to acquisition by the exercise of options exercisable within 60 days.

                     FIVE-YEAR STOCKHOLDER RETURN COMPARISON

    Set forth below is a line-graph presentation comparing the cumulative stockholder return on the Corporation's Common Stock, on an indexed basis, against the cumulative total returns of the Nasdaq Stock Market - U.S. Index and the S&P Computer Software and Services Index for the period of the Corporation's last five fiscal years (June 30, 1991 = 100):

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
     AMONG COMPUTER DATA SYSTEMS, INC., THE NASDAQ STOCK MARKET-US INDEX
               AND THE S & P COMPUTER SOFTWARE & SERVICES INDEX

                              6/91      6/92     6/93      6/94    6/95     6/96
                              ----      ----     ----      ----    ----     ----
Computer Data Systems, Inc.   100       132      240       355     286      584

Nasdaq Stock Market - U.S     100       120      151       153     204      261

S&P Comptr Softwr & Svcs.     100       113      167       189     294      392

             * $100 INVESTED ON 06/30/91 IN STOCK OR INDEX - INCLUDING
               REINVESTMENT OF DIVIDENDS.  FISCAL YEAR ENDING JUNE 30.

[The above data appears as a line graph in the version of this document distributed to stockholders.]

                    ITEM 2:  APPROVAL OF INDEPENDENT AUDITORS

      At the Annual Meeting, the stockholders will be asked to approve the appointment of Ernst & Young LLP as the Corporation's independent auditors for the fiscal year ending June 30, 1997. The Audit/Compensation Committee has recommended that the appointment of Ernst & Young LLP be approved by the stockholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

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

          THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE
                    FOR APPROVAL OF THE INDEPENDENT AUDITORS

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers to file reports of ownership and changes of ownership with the SEC and the Nasdaq Stock Market. The Corporation believes that during the period from July 1, 1995 through June 30, 1996, its directors and executive officers complied with all applicable Section 16(a) filing requirements except that one Form 4 filed on behalf of Mr. Kendall reporting the sale of securities in May 1996 was inadvertently filed four days late.

                               STOCKHOLDER PROPOSALS

      In order for a stockholder proposal to be considered for the 1997 Annual Meeting of Stockholders, it must be received by the Corporation at its offices no later than May 23, 1997. All such stockholder proposals should be mailed to the Corporation's headquarters and addressed to the attention of Donald E. Ziegler, Secretary. To be eligible for inclusion in next year's proxy material, such proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended. In order to be considered at an Annual Meeting, a stockholder proposal must be presented by the proponents or their representatives in attendance at the meeting.

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

      UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, THE CORPORATION WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, REQUIRED TO BE FILED WITH THE SEC FOR THE CORPORATION'S MOST RECENT FISCAL YEAR. ADDRESS REQUESTS TO DONALD E. ZIEGLER, SECRETARY, COMPUTER DATA SYSTEMS, INC., ONE CURIE COURT, ROCKVILLE, MARYLAND 20850.

APPENDIX - Proxy Card                                               PROXY 1996

                                   (CDSI LOGO)

      The undersigned hereby appoints Clifford M. Kendall, Peter A. Bracken, and Wyatt D. Tinsley, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Computer Data Systems, Inc., held of record by the undersigned on September 3, 1996, at the Annual Meeting of Stockholders to be held October 22, 1996, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES AND FOR PROPOSAL #2.

1.    Election of Directors:  Raymond B. Hoxeng, Clifford M. Kendall, Hilliard
      W. Paige, Elmer B. Staats, Wyatt D. Tinsley, Paul R. Ignatius, James A. Parker, Peter A. Bracken

        ---       FOR                    ---    WITHHOLD AUTHORITY
                  all nominees                  for all nominees


      FOR, EXCEPT AUTHORITY TO VOTE WITHHELD FOR THE FOLLOWING NOMINEE(S) ONLY:
      ____________________________________________

2. Approval of the appointment of Ernst & Young LLP as the Corporation's independent auditors.

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

                              Dated:......................, 1996

                              .......................................
                              Signature

                              .......................................
                              Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.